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                                                                   Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of World Wrestling Entertainment, Inc. on Form S-3 of our report dated June 13, 2003 (April 23, 2004 as to Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 133 and an explanatory paragraph relating to the restatement described in Note 2), appearing in the Annual Report on Form 10-K/A of World Wrestling Entertainment, Inc. for the year ended April 30, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Stamford, Connecticut
April 27, 2004